Exhibit 3.2

BALCHEM CORPORATION

BY-LAWS

AS AMENDED AND RESTATED AS OF JUNE 18, 2020

ARTICLE I
OFFICES

Section 1.  AGENT FOR THE SERVICE OF PROCESS. The agent for the service of process in the State of Maryland shall be CSC Lawyers Incorporating Service Company, 7th St. Paul St., Suite 820, Baltimore, MD 21202.

Section 2.  OTHER OFFICES.  The Corporation may have offices at such other places within or without the State of Maryland as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF SHAREHOLDERS

Section 1.  PLACE. All meetings of shareholders shall be held at the principal office of the Corporation, or at such other place within the United States as is designated by the Board of Directors and stated in the notice of the meeting.

Section 2. ANNUAL MEETING.  The annual meeting of the shareholders shall be held on the day and at the time and place as may be designated by the Board of Directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

Section 3.  SPECIAL MEETING.  The Chief Executive Officer or Board of Directors may call special meetings of the shareholders during the interval between annual meetings. Special meetings of shareholders shall also be called by the Secretary upon the written request (the “Shareholder Request”) of the shareholders entitled to cast not less than 25% of all of the votes entitled to be cast at such meeting.  The Shareholder Request shall be sent to the Secretary by registered mail, return receipt requested, and shall state the purpose or purposes of such meeting and the matters proposed to be acted on thereat, and shall be signed by one or more shareholders of record as of the date of signature. The Secretary shall inform the shareholders making such request of the reasonably estimated cost of preparing and mailing such notice of the meeting, and upon payment to the Corporation of such costs by the shareholders making such request, the Secretary shall give notice stating the purpose or purposes of the meeting to all shareholders entitled to vote at such meeting. No special meeting need be called upon the request of the holders of shares entitled to cast less than a majority of all votes entitled to be cast at such meeting, to consider any matter which is, in the opinion of the Board of Directors or of the Executive Committee, if there is one in being, substantially the same as a matter voted upon at any special meeting of the shareholders held during the preceding twelve months.

Section 4.  NOTICE.  Not less than ten (10) nor more than ninety (90) days before the date of every shareholder meeting, the Secretary shall give to each shareholder who may be entitled to vote at such meeting, and to each shareholder not entitled to vote who is entitled by statute to notice, written notice stating the date, time and place of the meeting, and, in the case of a special meeting, or as otherwise may be required by statute, the purpose or purposes for which the meeting is called either by (a) mail, (b) electronic transmission, unless the Corporation has received a request from such shareholder that notice not be sent by electronic transmission, (c) presenting it to the shareholder personally or by leaving it at such shareholder’s residence or usual place of business, or (d) any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at such shareholder’s post office address as it appears on the records of the Corporation, with postage thereon prepaid.  If transmitted electronically, such notice shall be deemed to be given when transmitted to the shareholder by an electronic transmission to any address or number of the shareholder at which the shareholder receives electronic transmissions.  The Corporation may give a single notice to all shareholders who share an address, which single notice shall be effective as to any shareholder at such address, unless such shareholder objects to receiving such single notice or revokes a prior consent to receiving such single notice.  Failure to give notice of any meeting to one or more shareholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this ARTICLE II or the validity of any proceedings at any such meeting.

Section 5.  SCOPE OF NOTICE.  No business shall be transacted at any special meeting of shareholders except that specifically designated in the notice. Subject to Section 6(a) of this ARTICLE II of these By-Laws, any business of the Corporation may be transacted at the annual meeting without being specifically designated in the notice, except such business as is required by statute to be stated in such notice.

Section 6. ADVANCE NOTICE OF SHAREHOLDER NOMINATIONS AND PROPOSALS.

(a)           Annual Meetings. At a meeting of the shareholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be:

(i)           specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii)         otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii)        otherwise properly brought before an annual meeting by a shareholder who is a shareholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this ARTICLE II, Section 6.

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In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for shareholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a shareholder pursuant to this ARTICLE II, Section 6, the shareholder or shareholders of record intending to propose the business (the “Proposing Shareholder”) must have given timely notice thereof pursuant to this ARTICLE II, Section 6(a) in writing to the Secretary, even if such matter is already the subject of any notice to the shareholders or Public Disclosure (as defined below) from the Board of Directors.

To be timely, a Proposing Shareholder’s notice for an annual meeting must be delivered to or mailed and received at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of shareholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the 10th day following the first date of Public Disclosure of the date of such meeting.  “Public Disclosure” means a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

(b)          Shareholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to ARTICLE II, Section 6(b), or ARTICLE II, Section 6(d), a Proposing Shareholder’s notice to the Secretary shall set forth or include:

(i)          the name, age, business address, and residence address of each nominee proposed in such notice;

(ii)         the principal occupation or employment of each such nominee;

(iii)        the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

(iv)        such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;

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(v)          a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written statement and agreement executed by each such nominee acknowledging that such person:

(A)        consents to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected;

(B)        intends to serve as a director for the full term for which such person is standing for election; and

(C)         makes the following representations:

(1)         that the director nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related Party Transactions Policy, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading;

(2)         that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not be disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and

(3)         that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation; and

(vi)         as to the Proposing Shareholder:

(A)        the name and address of the Proposing Shareholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made;

(B)        the class and number of shares of the Corporation which are owned by the Proposing Shareholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Shareholder’s notice, and a representation that the Proposing Shareholder will notify the Corporation in writing of the class and number of such shares owned of record and

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beneficially as of the record date for the meeting within five business days after the record date for such meeting;

(C)         a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Shareholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of  their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting;

(D)        a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Shareholder’s notice by, or on behalf of, the Proposing Shareholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting;

(E)         a representation that the Proposing Shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and

(F)         a representation whether the Proposing Shareholder intends to deliver a proxy statement and/or form of proxy to shareholders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from shareholders in support of the nomination.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(c)          Other Shareholder Proposals. For all business other than director nominations, a Proposing Shareholder’s notice to the Secretary shall set forth as to each matter the Proposing Shareholder proposes to bring before the annual meeting:

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(i)           a brief description of the business desired to be brought before the annual meeting;

(ii)         the reasons for conducting such business at the annual meeting;

(iii)        the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment);

(iv)         any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such shareholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;

(v)          any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi)        a description of all agreements, arrangements, or understandings between or among such shareholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such shareholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such shareholder, beneficial owner, or their affiliates or associates; and

(vii)       the information required by ARTICLE II, Section 6(b)(iv) above.

(d)          Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i)           by or at the direction of the Board of Directors or any committee thereof; or

(ii)          provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this ARTICLE II, Section 6 is delivered to the Secretary, who is entitled to vote at the meeting and

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upon such election, and who complies with the notice procedures set forth in this ARTICLE II, Section 6.

In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such shareholder delivers a shareholder’s notice that complies with the requirements of ARTICLE II, Section 6(b) to the Secretary at its principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the 10th day following the first date of Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e)           Effect of Noncompliance. Only such persons who are nominated in accordance with the procedures set forth in this ARTICLE II, Section 6 shall be eligible to be elected at any meeting of shareholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be properly brought before the meeting in accordance with the procedures set forth in this ARTICLE II, Section 6. The chairman of the special meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this ARTICLE II, Section 6. If any proposed nomination was not made or proposed in compliance with this ARTICLE II, Section 6, as applicable, or other business was not made or proposed in compliance with this ARTICLE II, Section 6, then except as otherwise provided by law, the chairman of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these By-laws to the contrary, unless otherwise required by law, if a Proposing Shareholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this ARTICLE II, Section 6  does not provide the information required under this ARTICLE II, Section 6 to the Corporation, including the updated information required by ARTICLE II, Section 6(b)(vi)(C), and ARTICLE II, Section 6(b)(vi)(D) within five business days after the record date for such meeting, or the Proposing Shareholder (or a qualified representative of the Proposing Shareholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(f)           Rule 14a-8. This ARTICLE II, Section 6 shall not apply to a proposal proposed to be made by a shareholder if the shareholder has notified the Corporation of the shareholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such

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proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Section 7.  ORGANIZATION.  The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the shareholders as it shall deem appropriate. At every meeting of the shareholders, the Chairman of the Board, or in his or her absence or inability to act, the lead director, or, in his or her absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint Secretary of the meeting, shall act as Secretary of the meeting and keep the minutes thereof.

Section 8. QUORUM.  At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of the votes thereat shall constitute a quorum; but this section shall not affect any statutory or charter requirement for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any such meeting of shareholders, the shareholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until such quorum shall be present. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 9.  VOTING.  A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any matter which may properly come before the meeting, unless another method or number of votes is required by statute, these By-Laws, or in the charter of the Corporation. Unless otherwise provided in these By-Laws or in the charter of the Corporation, each outstanding voting share shall be entitled to one vote upon each matter submitted to vote at a meeting of shareholders.

Section 10.  PROXIES.  At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by such shareholders’ duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 11.  VOTING OF SHARES BY CERTAIN SHAREHOLDERS.  Shares standing in the name of another corporation, limited liability company, partnership, joint venture, trust or other entity, in each case whether domestic or foreign, when entitled to be voted, may be voted by the president, vice president, managing member, manager, general partner or trustee thereof, as the case may be, or by proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a by-law or a resolution of the board of directors or other governing body of such other entity presents a certified copy of such by-law, agreement or resolution, in which case such person may vote such

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shares. Any fiduciary may vote shares standing in such fiduciary’s name as such fiduciary, either in person or by proxy.

Shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, unless such shares are held by the Corporation in a fiduciary capacity, in which case they may be voted by a committee consisting of all the directors of the Corporation who shall vote all the shares in proportion to the vote of the directors, except in an election of directors, when all such shares shall be divided into an equal number of parts, which number of parts shall correspond to the number of directors being elected, and a part shall be voted for each director proposed by immediate past management, and shall be counted in determining the total number of outstanding shares at any given time.

Section 12.  INSPECTORS.  At any meeting of shareholders, the chairman of the meeting may, or upon request of any shareholder shall, appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares represented at the meeting, based upon their determination of the validity and effect of proxies, count all votes and report the results and do such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders.

Each report of an inspector shall be in writing and signed by such inspector or by a majority of them if there be more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 13.  INFORMAL ACTION BY SHAREHOLDERS.  Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if (a) a consent in writing or by electronic transmission setting forth the action to be taken shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and (b) such consent is filed in paper or electronic form with the minutes of proceedings of the shareholders.

Section 14.  VOTING BY BALLOT.  Voting on any question or in any election may be viva voce unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

ARTICLE III
DIRECTORS

Section 1.  GENERAL POWERS.  The business and affairs of the Corporation shall be managed by its Board of Directors.

Section 2. NUMBER, CLASSIFICATION, TENURE, AND QUALIFICATIONS.  The number of directors of the Corporation shall be eight (8).  The Board of Directors are divided into three classes, Class 1, Class 2, and Class 3, who have staggered three-year terms.  Class 1 shall consist of two (2) directors, Class 2 shall consist of three (3) directors and Class 3 and shall consist of three (3) directors.  The term of office of each class of

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directors shall expire at the third succeeding annual meeting of shareholders following their election.

Section 3. REGULAR MEETINGS.  The Board of Directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Board of Directors without other notice than such resolution.

Section 4.  SPECIAL MEETINGS.  Special meetings of the Board of Directors may be called by or at the request of the Chief Executive Officer or by a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Board of Directors called by them.

Section 5.  NOTICE.  Notice of any special meeting shall be given by written notice delivered personally or by telephone or electronic transmission, facsimile transmission, overnight courier or United States mail to each director at such director’s business or residence address. Notice by United States mail shall be given at least six days prior to the meeting. Notice by overnight courier shall be given at least two days prior to the meeting. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Telephone notice shall be deemed to be given when the director or such director’s agent is personally given such notice in a telephone call to which the director or such director’s agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be specified in the notice, unless specifically required by statute.

Section 6. QUORUM.  A majority of directors then in office shall constitute a quorum for transaction of business at any meeting of the Board of Directors, but in no event should less than one-third of the entire authorized Board of Directors or less than two directors be considered a quorum; provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the charter or these By-Laws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

Section 7. VOTING.  The act of a majority of the directors present at a duly constituted meeting where quorum is present shall be the act of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the charter or these By-Laws.

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Section 8. VACANCIES.  If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation, these By-Laws or the powers of the remaining directors hereunder.  Except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any vacancy occurring in the Board of Directors whether occurring by reason of the death, disability or resignation of any director or, as specified by Maryland Code, Corporations and Associations, § 2-407(b)(ii), of the by virtue of an increase in the number of directors, may be filled by a majority of the remaining members of the Board of Directors although such majority is less than a quorum. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next Annual Meeting of Shareholders or until a successor is elected and qualifies.

Section 9. INFORMAL ACTION BY DIRECTORS.  Any action required to be taken at a meeting of the Board of Directors, or any other action which may be taken at a meeting of the Board of Directors, may be taken without a meeting if (a) a consent in writing or by electronic transmission setting forth the action to be taken shall be given by all of the directors, and (b) such consent is filed in paper or electronic form with the minutes of proceedings of the Board of Directors.

Section 10.  COMPENSATION.  By resolution of the Board of Directors a fixed annual stipend may be paid to each director, or in lieu thereof a fixed annual sum may be allowed to directors for the attendance at such annual, regular and special meetings of the Board of Directors or any executive committee meeting thereof, and in addition expenses, if any, shall be allowed to directors for attendance at such annual, regular and special meetings of the Board of Directors, or of any executive committee thereof; but nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 11. CHAIRMAN OF THE BOARD OF DIRECTORS.  The Chairman of the Board of Directors shall be selected by a majority of the directors from among the directors and shall preside at all meetings of the Board of Directors.

Section 12.  REMOVAL OF DIRECTORS.  A director or directors may be removed from office with by an affirmative vote of a majority of all of the votes of shareholders entitled to be cast for the election of directors and any resulting vacancy for the unexpired term of the removed director shall be filled by action of the shareholders. A director may be removed by shareholders or directors only at a meeting for that purposes, for which meeting notice must state that the purpose of the meeting is removal of the director or directors.

Section 13.  DIRECTOR EMERITUS.  The Board of Directors may, with the consent of the person designated, designate a person who has theretofore served as a director for at least ten years, as a director emeritus, to hold such title at the pleasure of the Board of Directors. A director emeritus shall have the right, while holding such designation, to be present, subject to being excused therefrom by the Board of Directors for reason of privilege or otherwise, at meetings of the Board of Directors, but without any right of vote or consent, and shall be paid expenses of attendance and an attendance fee equal to that which is paid to a director.

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Section 14. TELEPHONE MEETINGS.  Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 15. ORGANIZATION. At each meeting of the Board of Directors, the Chairman of the Board or, in the absence of the Chairman of the Board, the lead director, shall act as chairman of the meeting. In the absence of both the Chairman of the Board and the lead director, the Chief Executive Officer or, in the absence of the Chief Executive Officer, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The Secretary or, in his or her absence, an Assistant Secretary of the Corporation, or, in the absence of the Secretary and all Assistant secretaries, an individual appointed by the chairman of the meeting, shall act as Secretary of the meeting.

Section 16. RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 17. RATIFICATION. The Board of Directors or the shareholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the shareholders could have originally authorized the matter. Moreover, any action or inaction questioned in any shareholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or shareholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the shareholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its shareholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 18. EMERGENCY MEETINGS.  Notwithstanding any other provision in the Charter or these By-Laws, this Section 18 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under ARTICLE III of these By-Laws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the

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number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

ARTICLE IV
COMMITTEES

The Board of Directors may appoint from among its members an Executive Committee and other committees composed of three or more directors; such committee or committees to serve at the pleasure of the Board of Directors.

ARTICLE V
OFFICERS

Section 1.  POWERS AND DUTIES.  The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until such officer’s successor shall have been duly elected and shall have qualified or until such officer’s death or until such officer shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2.  REMOVAL.  Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interest of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 3.  VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification, creation of a new office or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

Section 4. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be the principal executive officer of the Corporation and shall in general supervise and control all of the business and affairs of the Corporation to the extent actually authorized by resolution of the Board of Directors. The Chief Executive Officer shall preside at all meetings of the shareholders. The Chief Executive Officer shall be selected from among the directors. The Chief Executive Officer may sign, with the Secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors pursuant to these By-Laws, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-laws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time. The Chief Executive Officer shall be ex officio a member of all committees that may, from time to time, be constituted by the Board of Directors, other than committees required by applicable law and rules to be comprised solely of independent directors.

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Section 5. PRESIDENT. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of President.  The offices of Chief Executive Officer and President may be held by the same person.

Section 6.  VICE PRESIDENTS.  In the absence of the President or in the event of the President’s death, inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President; and shall perform such other duties as from time to time may be assigned to such Vice President by the Board of Directors.

Section 7.  SECRETARY.  The Secretary shall: (a) keep the minutes of the shareholders and Board of Directors meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws; (d) keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) have general charge of the stock transfer books of the Corporation; (f) in general perform all duties as from time to time may be assigned to the Secretary by the Board of Directors.

Section 8. CHIEF FINANCIAL OFFICER.  The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chairman of the Board, or the Chief Executive Officer.  The Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors.  The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer or President and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.

Section 9. TREASURER.  The Treasurer shall report and be responsible to the Chief Financial Officer. The Treasurer shall have such powers and perform such duties as from time to time may be assigned or delegated to the Treasurer by the Board of Directors or the Chief Executive Officer or the Chief Financial Officer or that are incident to the office of Treasurer.  The offices of Chief Financial Officer and Treasurer may be held by the same person.

Section 10.  ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.  The Assistant Treasurers shall, if required by the Board of Directors, give bonds for the faithful

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discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Treasurers and Assistant Secretaries, in general, shall perform such duties as shall be assigned to them by the Treasurer or Secretary, respectively, or by the Chief Executive Officer, President or the Board of Directors.

Section 11.  ANNUAL REPORT.  The Chief Executive Officer or other officer of the Corporation shall prepare or cause to be prepared annually a full and statement of the affairs of the Corporation, including a balance sheet and a financial statement of operations for the preceding fiscal year, which shall be submitted at the annual meeting of shareholders and filed within twenty (20) days thereafter at the principal office of the Corporation in the State of Maryland.

Section 12.  SALARIES.  The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the Corporation.

Section 13.  GIVING OF BOND.  If required by the Board of Directors, any officer or other party shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of such officer’s or other party’s duties and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from his office or other position, all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

ARTICLE VI
CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1.  CONTRACTS.  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 2.  CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 3.  DEPOSITS.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as the Board of Directors may select.

ARTICLE VII
SHARES OF STOCK

Section 1.  CERTIFICATES OF STOCK.  Each shareholder shall be entitled to a certificate or certificates which shall represent and certify the number and kind and class of shares owed by such shareholder in the Corporation. Each certificate shall be signed by the Chief Executive Officer or a Vice President and countersigned by the Secretary or an Assistant

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Secretary or the Treasurer or an Assistant Treasurer and shall be sealed with the corporate seal. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Corporation shall, from time to time, issue several classes of stock, each class may have its own number series. In case any officer who has signed any certificate ceases to be an officer of the Corporation before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as if the officer had not ceased to be such officer as to the date of its issue. All certificates representing stock which is restricted or limited as to its transferability or voting powers or which is preferred or limited as to its dividends, or as to its share of the assets upon liquidation, or is redeemable at the option of the Corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate.

Section 2.  TRANSFERS OF STOCK.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the charter and all of the terms and conditions contained therein.

Section 3.  LOST CERTIFICATE.  The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been stolen, lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be stolen, lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such stolen, lost or destroyed certificate or the owner’s legal representative to advertise the same in such manner as it shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise by reason of the issuance of a new certificate.

Section 4.  CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.  The Board of Directors may fix, in advance, a date as the record date for the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders, or shareholders entitled to receive payment of any dividend or the allotment of any rights, or in order to make a determination of shareholders for any other proper purpose. Such date, in any case, shall be not more than ninety (90) days, and in case of a meeting of shareholders not less than ten (10) days prior to the date on which the meeting or particular action requiring such determination of shareholders is to be held or taken.

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In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, twenty (20) days. If the stock transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting.

If no record date is fixed and the stock transfer books are not closed for the determination of shareholders: (a) the record date for the determination of shareholders entitled to notice of, or to vote at, a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed, or the thirtieth (30th) day before the meeting, whichever is the closer date to the meeting; (b) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any rights shall be at the closed of business on the day on which the resolution of the Board of Directors, declaring the dividend or allotment of rights, is adopted.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any postponement or adjournment thereof, except where the determination has been made through the closing of the stock transfer books and the stated period of closing has expired.

ARTICLE VIII
FISCAL YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX
DIVIDENDS

Section 1.  DECLARATION. Dividends upon the capital stock of the Corporation, subject to the provisions, if any, of the charter of the Corporation, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the Corporation, subject to the provisions of law and of the charter.

Section 2. CONTINGENCIES.  Before payment of any dividends, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board shall determine to be in the best interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE X
SEAL

Section 1. SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words, Incorporated Maryland. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof

Section 2. AFFIXING SEAL.  Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XI
INDEMNITY AND ADVANCEMENT OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, any action, suit or proceeding by reason of his or her being, or having been, a director or officer of the Corporation, and (b) any individual who, while a director or office of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, any action, suit or proceeding by reason of his or her serving, or having served, in that capacity, in each case except in relation to matters as to which he or she shall be adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct in the performance of his or her duties in such capacity. In the event of settlement of such action, suit or proceeding in the absence of such adjudication, indemnification shall include reimbursement of amounts paid in settlement and expenses actually and reasonably incurred by such director or officer in connection therewith, but such indemnification shall be provided only if this corporation is advised by its counsel that in such counsel’s opinion such settlement is for the best interests of this corporation and the director or officer to be indemnified has not been guilty of gross negligence or misconduct in respect of any matter covered by such settlement. Such right of indemnification shall not be deemed exclusive of any other right, or rights, to which such director or officer may be entitled under any agreement, vote of shareholders or otherwise.

ARTICLE XII
WAIVER OF NOTICE

Whenever any notice is required to be given under the provisions of these By-Laws or under the provisions of the charter of the Corporation or under the provisions of the Maryland corporation law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of any meeting

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need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

ARTICLE XIII
AMENDMENT OF BY-LAWS

Section 1.  BY DIRECTORS.  The Board of Directors shall have the power, at any annual or regular meeting, or at any special meeting, if notice thereof be included in the notice of such special meeting, to alter or repeal any By-Laws of the Corporation and to make new By-Laws, except that the Board of Directors shall not alter or repeal this section or any By-Laws made by the shareholders.

Section 2.  BY SHAREHOLDERS. The shareholders entitled to vote shall have the power, at any annual meeting, or at any special meeting, if notice thereof be included in the notice of such special meeting, to alter or repeal any By-Laws of the Corporation and to make new By-Laws; provided, however, that Section 6 of ARTICLE II of these By-Laws shall not be altered or repealed without the affirmative vote of the holders of at least two-thirds of the Corporation’s capital stock.

ARTICLE XIV
EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation other than actions arising under the federal securities laws, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the shareholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of applicable Maryland law, the charter or these By-Laws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

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